UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 14, 2008

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On July 14, 2008, the Compensation Committee of the Board of Directors of Terex Corporation (“Terex” or the “Company”) ratified an Employment Memo entered into between Steve Filipov and the Company, which confirmed Mr. Filipov’s appointment as President, Strategic Accounts and Developing Markets (the “Memo”).

Pursuant to the Memo, Mr. Filipov is to receive an annual base salary of $450,000 and will be eligible to participate in the Company’s incentive bonus plan with a bonus target set at 75% of his base salary, based on the performance of the Company and Mr. Filipov’s individual performance.

Mr. Filipov will continue to be eligible to receive annual long term incentive awards, as well as continue to be eligible to participate in the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan.

Mr. Filipov will receive relocation assistance in connection with his move to the Westport, Connecticut area, a housing allowance, use of a Company vehicle, tuition reimbursement for his children’s schooling and financial planning and tax protection assistance.

A copy of the Memo is included as Exhibit 10.1 to this Form 8-K.

Item 8.01. Other Events.

The Company issued a press release on July 15, 2008, announcing that its Board of Directors has authorized an increase in its share repurchase program, under which Terex now may purchase an additional $500 million of its outstanding common shares. This brings the total amount that may be repurchased under the share repurchase program to $1.2 billion, and maintains the expiration date of the program at June 30, 2009. Purchases may be made at the discretion of Terex from time to time in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit. A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Memo between Terex Corporation and Steve Filipov, dated March 6, 2008.

99.1	Press release of Terex Corporation issued on July 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2008

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, General Counsel and Secretary